Harte Hanks, Inc. Announces Annual Meeting of Shareholders
NEW YORK, June 17, 2019 -- Harte Hanks (NYSE: HHS), a leading data-driven multi-channel marketing solutions firm, announced today that that its Annual Meeting of Shareholders will be held on August 21, 2019 at 4:00 p.m. EDT at its East Bridgewater office located at 600 North Bedford Street, East Bridgewater, MA 02333.
Shareholders of record at the close of business on July 5, 2019, the record date, will be entitled to receive notice of and vote their shares at the Meeting.
About Harte Hanks:
Harte Hanks is a global marketing services firm specializing in multi-channel marketing solutions that connect our clients with their customers in powerful ways. Experts in defining, executing and optimizing the customer journey, Harte Hanks offers end-to-end marketing services including consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center. From visionary thinking to tactical execution, Harte Hanks delivers smarter customer interactions for some of the world's leading brands. Harte Hanks has approximately 3,200 employees located in North America, Asia-Pacific and Europe. For more information, visit Harte Hanks at www.hartehanks.com, call 800-456-9748, or email us at pr@hartehanks.com.

Investor Relations Contact:
Rob Fink
Hayden IR
646-415-8972
HHS@HaydenIR.com

Source: Harte Hanks, Inc.